Exhibit 5.1

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Tel: +1.212.859.8000 Fax: +1.212.859.4000 www.friedfrank.com

May 19, 2022

T-Mobile US, Inc.
T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, WA  98006

Ladies and Gentlemen:

We have acted as counsel to T-Mobile USA, Inc., a Delaware corporation (the “Company”), T-Mobile US, Inc., a Delaware corporation and the direct parent of the Company (the “Parent Guarantor”), the subsidiaries of the Company listed on Schedule I hereto (together with the Parent Guarantor, the “DE/NY Guarantors”) and the subsidiaries of the Company listed on Schedule II hereto (the “Non-DE/NY Guarantors” and, collectively with the DE/NY Guarantors, the “Guarantors”), in connection with the Company’s offer to exchange up to$500,000,000 in aggregate principal amount of its new 2.400% Senior Secured Notes due 2029 (the “2029 Exchange Notes”), $1,000,000,000 in aggregate principal amount of its new 2.700% Senior Secured Notes due 2032 (the “2032 Exchange Notes”), $2,800,000,000 in aggregate principal amount of its new 3.400% Senior Secured Notes due 2052 (the “2052 Exchange Notes”) and $700,000,000 in aggregate principal amount of its new 3.600% Senior Secured Notes due 2060 (the “2060 Exchange Notes” and, together with the 2029 Exchange Notes, the 2032 Exchange Notes and the 2052 Exchange Notes, the “Exchange Notes”) for like principal amounts of its outstanding 2.400% Senior Secured Notes due 2029 (the “2029 Original Notes”), 2.700% Senior Secured Notes due 2032 (the “2032 Original Notes”), 3.400% Senior Secured Notes due 2052 (the “2052 Original Notes”) and 3.600% Senior Secured Notes due 2060 (the “2060 Original Notes” and together with the 2029 Original Notes, the 2032 Original Notes and the 2052 Original Notes, the “Original Notes”) pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 22, 2022, and amended by Amendment No. 1 thereto filed with the Securities and Exchange Commission on May 19, 2022 (as so amended, the “Registration Statement”).

The 2029 Original Notes were, and the 2029 Exchange Notes will be, issued pursuant to the Indenture (the “Original Indenture”), dated as of April 9, 2020, among the Parent Guarantor, the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented by the Eighteenth Supplemental Indenture, dated as of March 30, 2021 (the “Eighteenth Supplemental Indenture,” and the Original Indenture, as amended and supplemented by the Eighteenth Supplemental Indenture, the “Base Indenture”), as amended and supplemented by the Twenty-First Supplemental Indenture, dated as of December 6, 2021 (the “2029 Notes Supplemental Indenture” and the Base Indenture, as amended and supplemented thereby, the “2029 Notes Indenture”); the 2032 Original Notes were, and the 2032 Exchange Notes will be, issued pursuant to the Base Indenture, as amended and supplemented by the Twenty-Second Supplemental Indenture, dated as of December 6, 2021 (the “2032 Notes Supplemental Indenture” and the Base Indenture, as amended and supplemented thereby, the “2032 Notes Indenture”); the 2052 Original Notes were, and the 2052 Exchange Notes will be, issued pursuant to the Base Indenture, as amended and supplemented by the Nineteenth Supplemental Indenture, dated as of August 13, 2021 (the “Nineteenth Supplemental Indenture”) and the Twenty-Third Supplemental Indenture, dated as of December 6, 2021 (the “Twenty-Third Supplemental Indenture” and collectively with the Nineteenth Supplemental Indenture, the “2052 Notes Supplemental Indentures” and the Base Indenture, as amended and supplemented thereby, the “2052 Notes Indenture”); and the 2060 Original Notes were, and the 2060 Exchange Notes will be, issued pursuant to the Base Indenture, as amended and supplemented by the Seventeenth Supplemental Indenture, dated as of October 28, 2020 (the “Seventeenth Supplemental Indenture”) and the Twentieth Supplemental Indenture, dated as of August 13, 2021 (the “Twentieth Supplemental Indenture” and collectively with the Seventeenth Supplemental Indenture, the “2060 Notes Supplemental Indentures” and the Base Indenture, as amended and supplemented thereby, the “2060 Notes Indenture” and each of the 2029 Notes Indenture, the 2032 Notes Indenture, the 2052 Notes Indenture and the 2060 Notes Indenture, as applicable, an “Indenture” and, collectively, the “Indentures”).

New York • Washington • London • Frankfurt • Brussels
Fried, Frank, Harris, Shriver & Jacobson LLP is a Delaware Limited Liability Partnership

Fried, Frank, Harris, Shriver & Jacobson LLP	May 19, 2022 Page 2

Pursuant to the Indentures, the Original Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indentures (the “Original Note Guarantees” and the “Exchange Note Guarantees,” respectively).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, the Guarantors and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion.  We have examined, among other documents, the following:

(a)          the Original Indenture;

(b)          the Eighteenth Supplemental Indenture;

(c)          the 2029 Notes Supplemental Indenture;

(d)          the 2032 Notes Supplemental Indenture;

(e)          the 2052 Notes Supplemental Indentures;

(f)          the 2060 Notes Supplemental Indentures;

(g)          the Original Notes; and

(h)          the forms of Exchange Notes.

The documents referred to in items (a) through (h) above, inclusive, are referred to herein collectively as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies.  As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the statements, representations and warranties contained in the Documents, certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Documents with their respective covenants and agreements contained therein.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) all of the parties to the Documents (other than the Company and the DE/NY Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) the parties to the Documents (other than the Company and the DE/NY Guarantors) have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Company and the DE/NY Guarantors), (iv) each of the Documents constitutes a valid and binding obligation of all of the parties thereto (other than as expressly addressed in the opinions below as to the Company and the Guarantors), enforceable against such parties in accordance with their respective terms; (v) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto; (vi) the Exchange Notes will be duly authenticated and delivered by the Trustee in accordance with the terms of the Indentures, against receipt of the Original Notes surrendered in exchange therefor; and (vii) the Exchange Notes will conform to the specimens thereof examined by us.

Fried, Frank, Harris, Shriver & Jacobson LLP	May 19, 2022 Page 3

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.
The Exchange Notes, when executed, issued and delivered by the Company in accordance with the terms of the Indentures in exchange for the Original Notes in the manner contemplated by the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.
The Exchange Note Guarantees, when the Exchange Notes have been duly executed, issued and delivered in accordance with the terms of the Indentures in exchange for the Original Notes in the manner contemplated by the Registration Statement, will constitute valid and binding obligations of each of the Guarantors, enforceable against the Guarantors in accordance with their terms.

We express no opinion as to the validity, binding effect or enforceability of any provision of any of the Documents:

(i)	relating to indemnification, contribution or exculpation;

(ii)
containing any purported waiver, release, variation of rights, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or the Guarantors under any of such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions);

(iii)
related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity or binding effect of such provision is to be considered by any court other than a court of the State of New York, (b) choice of governing law to the extent that the validity or binding effect of any such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York and applying the law of the State of New York, in each case, applying the choice of law principles of the State of New York, (c) service of process or (d) waiver of any rights to trial by jury;

(iv)	specifying that provisions thereof may be modified or waived only in writing;

(v)	purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

(vi)	specifying that any person may exercise set-off or similar rights other than in accordance with applicable law;

(vii)
relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture; or

(viii)	requiring that any unearned portion of the Original Notes or Exchange Notes issued at a discount be paid upon acceleration or otherwise earlier than the stated final maturity.

Fried, Frank, Harris, Shriver & Jacobson LLP	May 19, 2022 Page 4

We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Documents may be located or wherein enforcement of any Documents may be sought that limits the rates of interest legally chargeable or collectible.

We express no opinion as to any agreement, instrument or other document (including any agreement, instrument or other document referred to, or incorporated by reference in, the Documents) other than the Documents.

The opinion set forth above is subject to the following qualifications:

A.	The opinion is subject to:

(i)	bankruptcy, insolvency, reorganization, moratorium and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

(ii)
general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

(iii)
the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

B.
Provisions in the Indentures that provide that the Guarantors’ liability thereunder shall not be affected by (i) actions or failures to act on the part of the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, might not be enforceable under circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations.  With respect to each Guarantor, we have assumed that consideration that is sufficient to support the agreements of each Guarantor under the Documents has been received by each Guarantor.

The opinions expressed herein are limited to the laws of the State of New York and to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Revised Uniform Limited Partnership Act of the state of Delaware, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.  This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  This letter is given only as of the time of the effectiveness of the Registration Statement, and we undertake no responsibility to update or supplement this letter after such time.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Fried, Frank, Harris, Shriver & Jacobson LLP FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

Schedule I

DE/NY Guarantors

Entity	Jurisdiction of Organization
American Telecasting of Seattle, LLC	Delaware
American Telecasting of Yuba City, LLC	Delaware
APC Realty and Equipment Company, LLC	Delaware
Assurance Wireless of South Carolina, LLC	Delaware
Assurance Wireless USA, L.P.	Delaware
ATI Sub, LLC	Delaware
Clearwire Communications LLC	Delaware
Clearwire IP Holdings LLC	New York
Clearwire Legacy LLC	Delaware
Clearwire XOHM LLC	Delaware
Fixed Wireless Holdings, LLC	Delaware
IBSV LLC	Delaware
MetroPCS California, LLC	Delaware
MetroPCS Florida, LLC	Delaware
MetroPCS Georgia, LLC	Delaware
MetroPCS Massachusetts, LLC	Delaware
MetroPCS Michigan, LLC	Delaware
MetroPCS Nevada, LLC	Delaware
MetroPCS New York, LLC	Delaware
MetroPCS Pennsylvania, LLC	Delaware
MetroPCS Texas, LLC	Delaware
Nextel Retail Stores, LLC	Delaware
Nextel Systems, LLC	Delaware
Nextel West Corp.	Delaware
NSAC, LLC	Delaware
PCTV Gold II, LLC	Delaware
People’s Choice TV of Houston, LLC	Delaware
PRWireless PR, LLC	Delaware
PushSpring, LLC	Delaware
Sprint Capital Corporation	Delaware
Sprint Communications Company L.P.	Delaware
Sprint International Communications Corporation	Delaware
Sprint International Incorporated	Delaware
Sprint International Network Company LLC	Delaware
Sprint LLC	Delaware
Sprint PCS Assets, L.L.C.	Delaware
Sprint Solutions, Inc.	Delaware
Sprint Spectrum LLC	Delaware
Sprint Spectrum Realty Company, LLC	Delaware
T-Mobile Central LLC	Delaware
T-Mobile Financial LLC	Delaware
T-Mobile Innovations LLC	Delaware
T-Mobile Leasing LLC	Delaware
T-Mobile License LLC	Delaware
T-Mobile Northeast LLC	Delaware
T-Mobile Puerto Rico Holdings LLC	Delaware
T-Mobile Puerto Rico LLC	Delaware
T-Mobile Resources LLC	Delaware
T-Mobile South LLC	Delaware
T-Mobile West LLC	Delaware
TDI Acquisition Sub, LLC	Delaware
TMUS International LLC	Delaware
Transworld Telecom II, LLC	Delaware
TVN Ventures LLC	Delaware
VMU GP, LLC	Delaware
WBS of America, LLC	Delaware
WBSY Licensing, LLC	Delaware
Wireline Leasing Co., Inc.	Delaware

I - 1

Schedule II

Non-DE/NY Guarantors

Entity	Jurisdiction of Organization
Clear Wireless LLC	Nevada
Clearwire Hawaii Partners Spectrum, LLC	Nevada
Clearwire Spectrum Holdings LLC	Nevada
Clearwire Spectrum Holdings II LLC	Nevada
Clearwire Spectrum Holdings III LLC	Nevada
Nextel South Corp.	Georgia
SIHI New Zealand Holdco, Inc.	Kansas
Sprint Communications Company of New Hampshire, Inc.	New Hampshire
Sprint Communications Company of Virginia, Inc.	Virginia
Sprint Communications LLC	Kansas
Sprint International Holding, Inc.	Kansas
Sprint/United Management Company	Kansas
SprintCom LLC	Kansas
USST of Texas, Inc.	Texas
Utelcom LLC	Kansas

II - 1